STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the Agreement is made and entered into as of the 16th day of March, 2007 by and between Robotic Workspace Technologies, Inc., an Innova Robotics and Automation, Inc. wholly owned Subsidiary ("**Buyer**") a Florida corporation and Alfred Fleming and Andrea Fleming (together referred to herein as "**Sellers**" and individually as a "**Seller**") being all of the shareholders of Altronics Service, Inc., a Florida corporation (the "**Corporation**").

WHEREAS, each of the Sellers owns that number of shares set forth beside his/her name below:

ALFRED FLEMING	95 SHARES
ANDREA FLEMING	185 SHARES

WHEREAS, collectively, the Sellers are the record owners and holders of all (100%) of the issued and outstanding shares of the capital stock of the Corporation, which Corporation has authorized 500 shares of common stock and has issued and outstanding 280 shares of common stock being the sole class of capital stock of the Corporation;

WHEREAS, the Buyer desires to purchase 100% of the issued and outstanding capital stock (referred to as the "**Stock**") of the Corporation, all of which is issued to the Sellers, representing all of the issued and outstanding stock of the Corporation and the Sellers desire to sell all of the Stock, upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings indicated below:

"Assignment Separate from Certificate" means the Certificate or Certificates of Assignment whereby 100% of the issued and outstanding shares of all classes of capital stock of the Corporation are assigned and transferred to Buyer, the form of which is set forth as Exhibit

"Business" means all Products and Services provided by Seller.

"Buyer" has the meaning ascribed to it in the forepart of this Agreement.

"Buyer Ancillary Agreements" has the meaning ascribed to it in Section 6.2.

"Cash Purchase Price" has the meaning ascribed to it in Section 3.1(b)(i).

"Closing" has the meaning ascribed to it in Section 4.1.

"Closing Date" has the meaning ascribed to it in Section 4.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all written and oral contracts, agreements, employment agreements, consulting agreements and service agreements, in each case including all amendments thereto.

"Debt" shall mean the sum of all debt including without limitation, bank debt, finance leases, credit line and card debt, plus the accounts payable other than any debt from a shareholder which shall be eliminated prior to closing and the accounts payable in excess of normal terms.

"Employee Benefit Plans" means all retirement, disability, sick leave, medical, dental and other health insurance, life insurance, severance, stock options, deferred compensation and vacation and all other employee benefit plans within the meaning of Section 3(3) of ERISA.

"Employees" has the meaning ascribed to it in Section 5.12.

"Encumbrances" means all liabilities, obligations, pledges, security interests, liens, claims, encumbrances or charges.

"Environmental Law" has the meaning ascribed to it in Section 5.14(c).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Plans" has the meaning ascribed to it in Section 5.15(a).

"Financial Statements" means the financial statements of Corporation for the years ended December 31, 2005 and December 31, 2006 prepared in accordance with GAAP USA and reviewed by Corporation's CPA.

"GAAP USA" means generally accepted accounting principles, consistently applied throughout the specified periods and in the immediately prior comparable period as applied in the United States of America ("USA").

"Hazardous Material" has the meaning ascribed to it in Section 5.14(c).

"Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade secrets, inventions, service marks, designations, logos, copyrights and copyright rights, customer lists, drawings and designs and lists of contacts in the motion control industry.

"Litigation" means any litigation, judicial, administrative or arbitral action, proceeding or claim.

"Permits" means all permits, licenses, franchises, certificates of authority and other governmental authorizations, approvals and consents.

"Seller" has the meaning ascribed to it in the forepart of this Agreement.

"Seller Ancillary Agreements" has the meaning ascribed to it in Section 6.2.

"Seller MAE" means an effect materially and adversely affecting the ability of Seller to conduct the critical aspects of the Business substantially as conducted on the date hereof.

"Tangible Personal Property" means all machinery, mobile or otherwise, equipment (including computer hardware and communications equipment), equipment including research and development equipment, testing equipment and metrology equipment, vehicles, tools, fixtures, furniture and furnishings and other personal property.

"Taxes" means all taxes, assessments, fees, interest penalties and governmental charges.

"Third Party Claims" has the meaning ascribed to it in Section 9.4.

1.2 Interpretation.

In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement.

ARTICLE II

PURCHASE AND SALE OF CAPITAL STOCK

2.1 Purchase and Sale of Capital Stock.

Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Sellers shall sell, convey and transfer, or cause to be sold, conveyed or transferred, all of the Stock and deliver to the Buyer certificates representing such Stock, and the Buyer shall purchase from the Seller the Stock in consideration of the purchase price set forth in Section 3 of this Agreement. The certificates representing the Stock shall be duly endorsed for transfer and accompanied by an Assignment Separate from a Certificate duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller.

2.2 Elimination of Seller Receivables and Payables.

On or prior to the Closing Date, Sellers shall eliminate all receivables and payables to or from any of them and the Company.

ARTICLE III

PAYMENT TO SELLER

3.1 Consideration for the Capital Stock.

(a) The consideration for the Capital Stock (the "Purchase Price"), subject to adjustment as set forth in Section 3.2 below shall be Three Hundred Thousand Dollars ($300,000.00) payable as set forth in (b), below, plus the assumption of certain liabilities reported in the Closing Balance Sheet.

(b) At the Closing, and thereafter, the Purchase Price shall be delivered by Seller to Buyer as follows:

(i) $150,000.00 plus or minus any adjustment provided in Section 3.2 hereof (the "**Cash Purchase Price**"), by check or wire transfer at the Closing;

(ii) $100,000 (the "**Deferred Cash Payment**") shall be paid in two installments, the first installment of $50,000 shall be paid on the date which is 180 days following the Closing Date and the second installment of $50,000 shall be paid on the date which is one year following the Closing Date; and

(iii) $50,000 in restricted common stock (the "**Stock Purchase Price**") of the Buyer to be valued at a conversion rate of $0.20 per share for an aggregate number of shares of 250,000, and which shall be delivered to Sellers on Closing to vest in accordance with the following schedule, provided Al Fleming is an employee of the Company on the date of vesting (each a "**vesting date**") unless otherwise agreed to in writing:

(x) 100,000 shares on the first annual anniversary of the Closing Date;
(y) 100,000 shares on the second annual anniversary of the Closing Date;
(z) 50,000 shares on the third annual anniversary of the Closing Date.

If during the term of his employment agreement and or this agreement, Al Fleming becomes disabled or dies prior to the complete vesting of the 250,000 shares, Al Flemings death for the purposes of this agreement and the attached employment contract will be treated as if it occurred one day following the third anniversary of the closing date. All shares and other benefits and/or consideration due Al Fleming will vest in his designated beneficiary.

3.2 Adjustments to the Purchase Price.

The purchase price shall be adjusted as follows:

(a) A balance sheet (the "**Closing Balance Sheet**") shall be prepared as of the day-end prior to closing, in order to determine the Corporation's Debt.

(b) If Debt at Closing exceeds Two Hundred Five Thousand Dollars ($205,000) (the "**Excess Debt**") the Purchase price shall be reduced by one dollar ($1.00) for each dollar ($1.00) of Excess Debt (the "Purchase Price Adjustment").

(c) The Purchase Price Adjustment shall be made in the following sequence: first, against the Cash Purchase Price, second against the Deferred Cash Payment and third, against the Stock Purchase Price.

ARTICLE IV

THE CLOSING

4.1 Closing.

The closing of the purchase of 100% of the issued and outstanding stock of the Corporation hereunder (the "Closing") shall take place on March 16, 2007 (the "Closing Date"). The Closing shall take place at the offices of Buyer in Fort Myers, Florida at 10:00 AM. The Closing shall be effective as of the first day of the month of Closing for ease of financial and tax reporting purposes.

4.2 Delivery of Items by Seller.

Seller shall deliver to Buyer at the Closing the items listed below:

(a) a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 8.1(a);

(b) the Bill of Sale, duly executed by Seller;

(c) Alfred Fleming three year Employment Agreement in the form attached as Exhibit C; and

(d) such other documents, instruments or certificates as Buyer may reasonably request.

4.3 Delivery of Items by Buyer.

Buyer shall deliver to Seller at the Closing the items listed below:

(a) a copy of resolutions duly adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(b) a certificate duly executed by Buyer, certifying as to the matters set forth in Section 8.2(a); and

(c) the Cash Purchase Price; and

(d) the shares of the restricted common stock of buyer; and

(e) the Promissory Note; and

(f) such other documents, instruments or certificates as Seller may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer:

5.1 Organization and Good Standing of Corporation.

Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted, including, without limitation, the Business. Other than Florida, there are no jurisdictions in which the nature of the Business or the ownership, leasing or holding of the assets makes qualification as a foreign corporation necessary, except for jurisdictions where the failure to do so as a foreign corporation is necessary, except for jurisdictions where the failure to be so qualified or licensed will not have, individually, a material adverse effect on the Business.

5.2 Authorized, Issued and Outstanding Stock.

The capital stock of the Company consists of 500 shares of authorized stock of which 280 shares of common stock are issued and outstanding. All of the Stock is owned by the Sellers, free and clear of any/all liens and encumbrances, in the amounts set forth below:

ALFRED FLEMING	95 SHARES
ANDREA FLEMING	185 SHARES

5.3 Powers: Execution.

Corporation has all requisite corporate power and authority to own, operate and conduct the Business. Sellers have all necessary power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by Sellers pursuant to this Agreement (such other agreements and documents, the "Seller Ancillary Agreements"). This Agreement is, and this Agreement and the Seller Ancillary Agreements will be as of the Closing, the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally, and general equity principles.

5.3 Breach of Statute or Contract.

(a) Neither the execution and delivery of this Agreement by Sellers nor compliance by Seller with the terms and provisions of this Agreement (a) will, except as set forth on Schedule 5.3(a), (i) conflict with, (ii) result in a breach of any of the terms, conditions or provisions of, (iii) constitute a default under, or (iv) require Sellers to obtain any consent, approval or action of, make any filing with or give any notice to any third party under the terms of any material Contracts or other instrument to which Seller or Corporation is a party or by which Seller or Corporation is bound; (b) will result in the creation or imposition of any Encumbrance upon or give to others any interest or rights in or with respect to any of the

Assets or the Stock; or (c) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Seller, the Corporation, the Assets or the Business.

(b) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Seller of the transactions contemplated hereby.

5.4 No Litigation.

There is no pending or, to the knowledge of Sellers, threatened Litigation (or, to the knowledge of Sellers, any inquiry or investigation of any governmental authority) involving Seller or the Corporation that questions the validity of this Agreement, or any action taken, or to be taken, by Sellers or Corporation in connection with this Agreement or that otherwise relates to the Stock, the Assets or the Business. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Sellers or Corporation, or by which Sellers or Corporation is or may be bound which relates to the transactions contemplated by this Agreement, the Assets or the Business.

5.5 Legal Compliance.

Corporation is not in any material violation of any provision of its organizational documents or of any other instrument, permit, decree, or order. Corporation has operated and is currently operating the Business and has maintained its assets in material conformity with all applicable laws, ordinances, regulations and directives (including, without limitation, those pertaining to public health or worker safety, but excluding those pertaining to the environment or the management of pollution or hazardous materials, which are governed by Section 5.14). Corporation has in force all Permits (including environmental Permits) necessary to conduct the Business.

5.6 Financial Statements.

(a) Sellers have delivered to Buyer copies of the Financial Statements. The Financial Statements are true and complete in all material respects and were prepared in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements fairly set forth the results of operations and financial position of the Business, for the period or as of the date indicated, as applicable.

(b) Since the date of the Financial Statements, except as set forth on Schedule 5.6(b)(i), neither Sellers nor Corporation (i) has incurred any material obligation or liability (absolute, accrued, contingent or otherwise) with respect to the Corporation, whether due or to become due, other than in the ordinary course of business consistent in nature and amount with those incurred in comparable prior periods; (ii) has not mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any portion of the Assets or the Stock; (iii) has not discharged, satisfied or paid any lien, charge, encumbrance or other obligation other than those then required to be discharged, satisfied or paid; (iv) has not sold, transferred, leased to others or otherwise disposed of any portion of the Corporation's assets other than in the ordinary course of business; (v) has not canceled

or compromised any debt or claim owed to Seller or Corporation or released any right of Corporation of value except as specifically permitted herein; and (vi) has not received any notice of termination or non-renewal of any Contract or Permit of Corporation, except as disclosed in the Schedules.

5.7 Title to and Condition of the Assets.

The Corporation's assets (in the case of leased assets, Corporation's leasehold interest therein) are free and clear of all security interests, encumbrances, liens, mortgages, pledges, charges, conditional sale or title retention agreements and restrictions, except liens for property taxes not yet due and payable, and those security interests described on Schedule 5.7(a) for which full and complete releases will be obtained by Seller at or prior to the Closing. Except as set forth on Schedule 5.7(a), there are no currently effective Uniform Commercial Code financing statements of record covering any of the Assets.

5.8 Contracts.

The items listed on Schedule 5.8 include all Contracts to which Corporation is a party or by which Corporation is bound. All of the Contracts are in full force and effect, and neither Sellers, nor, to the knowledge of Sellers, any other party thereto, is in default in respect of any of the terms or provisions thereof. Except as listed on Schedule 5.8, there are no disputes or disagreements pending or, to the knowledge of Sellers, threatened among Sellers, and any other party under any of the Contracts, and, to the knowledge of Sellers, there is no basis for any such dispute or disagreement. True and correct copies of the written Contracts have been delivered or made available to Buyer prior to the date hereof.

5.9 Intellectual Property.

Except for Intellectual Property licensed from a third party under any of the Contracts, the Intellectual Property listed on Schedule 5.9 (i) includes all of the Intellectual Property necessary to conduct the Business substantially as conducted on the date hereof and (ii) is owned by Corporation. Except as indicated on Schedule 5.9, Corporation has not granted, licensed, sublicensed, assigned, transferred or otherwise conveyed any right, title or interest in or to any of its Intellectual Property to any other person, and, to the knowledge of Sellers and Corporation, no person or entity other than Corporation has any right to use, license, sublicense or operate under any of its Intellectual Property. None of Corporation's Intellectual Property is subject to any pending or, to the knowledge of Seller, threatened challenge or reversion. To the knowledge of Seller, the use of its Intellectual Property by Corporation does not infringe on any proprietary right, trademark, trade name or service mark of any other party, nor has Seller received any written notice of any allegation thereof

5.10 Insurance.

Except as set forth on Schedule 5.10, there are no claims which relate to the Business or the Assets currently pending under any of Corporation's insurance policies and, to the knowledge of Seller, there is no basis for any such claims. Copies of all of Seller's insurance policies which relate to the Business or the Assets have been provided to Buyer.

5.11 Related Party Transactions.

Except as set forth on Schedule 5.11, none of the Contracts is between or among Corporation, on the one hand, and any shareholder of Seller or any party in any way affiliated with Sellers, on the other hand.

5.12 Employees and Agents.

Schedule 5.12 is a complete and correct list of all current employees of Corporation as of the date hereof (the "Employees"). Except as set forth on Schedule 5.12 and except as may be otherwise construed by law, all of the Employees are employed by Seller on an at-will basis. Schedule 5.12 indicates, as to each Employee as of the date hereof, (i) full or part time status; (ii) job title and function; and (iii) date of hire by Corporation. Except as set forth in Schedule 5.12, none of the Employees has notified Corporation as of the date hereof that such Employee intends to terminate his or her employment with the Corporation.

5.13 Tax Returns and Payments.

Except as set forth on Schedule 5.13, all tax returns and reports of Corporation required to be filed on or before the date hereof have been duly prepared and timely filed on or before such date, and all Taxes with respect to such returns and reports have been timely paid. All tax returns and reports of Seller required to be filed after the date hereof in respect of any period prior to or through the Closing Date will be duly prepared and timely filed, and all Taxes with respect to such returns and reports will be timely paid by Seller. Corporation has fully accrued on its books and has established adequate reserves for all Taxes payable but not yet due. Except as set forth on Schedule 5.13, there are no tax liens on any of the Assets, and there is no basis for the assertion of any such tax liens. Except as set forth on Schedule 5.13, there are no actions or proceedings currently pending or, to the knowledge of Sellers, proposed or threatened by any taxing authority against Seller or Corporation. Seller retains any / all responsibility for the results/liabilities of any audits and/or adjustments as a result of any/all federal and state tax returns filed for the business for all open audit periods prior to the Closing of this Agreement.

5.14 Environmental Matters.

(a) Corporation is in compliance in all material respects with all applicable Environmental Laws.

(b) Neither Sellers nor Corporation have received notice or indication advising that Seller is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of any Hazardous Materials arising from current or past activities or operations of Seller in connection with the Business.

(c) For purposes of this Agreement, "Environmental Law" means any law, statute, ordinance, rule, regulation or order relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Material. "Hazardous

Material" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyl (PCBs); (b) any chemicals, materials, substances or wastes which are now or hereafter become defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority.

5.15 Employee Benefit Plans.

(a) Schedule 5.15 contains a list identifying each Employee Benefit Plan which is an "employee benefit plan" (as defined in Section 3(3) of ERISA), which is maintained or contributed to by the Corporation and covers any Employee or former employee of Seller or under which Seller has any liability (the "ERISA Plans"). Copies of the ERISA Plans, including any amendments (and, if applicable, related trust agreements and insurance contracts) have been made available to Buyer together with the summary plan description, the most recent determination letter, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any such plan.

(b) No "accumulated funding deficiency" (as defined in Section 412 of the Code) has been incurred with respect to any ERISA Plan subject to Title IV of ERISA, whether or not waived. No "reportable event" (within the meaning of Section 4043 of ERISA) and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any ERISA Plan other than any event which would not, individually or in the aggregate, be reasonably expected to have a Seller MAE. No condition exists and no event has occurred that could constitute grounds for involuntary termination by the Pension Benefit Guaranty Corporation of any ERISA Plan. Corporation has never had, and will not have as of the Closing Date, any obligation to contribute to a multiemployer pension plan covered under Title IV of ERISA. Corporation has no material unsatisfied liability under Title IV of ERISA. For purposes of this Section,

(c) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and that the related trust is exempt from tax under Section 501(a) of the Code, and to the knowledge of Seller, is so qualified and exempt.

5.16 Computer Software.

Except for the software listed in Schedule 5.16 being acquired hereunder, all computer programs and software material to the conduct of the Business (i) are regularly and commercially available without restriction on an "over-the-counter" or "off-the-shelf" basis and have been so acquired by Corporation and (ii) have not been written or designed or materially modified specifically for Corporation. To the knowledge of Sellers, all computer software used by Corporation or installed on any computers owned or used by Corporation in connection with the Business is either (i) owned by Corporation or (ii) used pursuant to valid and effective licenses from the owners thereof.

To the knowledge of Seller, neither Seller nor Corporation is in breach or default under any of such licenses, and has not received any written notice suggesting or alleging that any such breach or default has occurred or that Corporation is using or has used any computer software without an appropriate license there from.

5.17 Reliance.

The foregoing representations and warranties are made by Sellers with the knowledge and expectation that Buyer is relying thereon in entering into, and performing its obligations under this Agreement.

5.18 No Undisclosed Liabilities.

Except as and to the extent reflected in or reserved against in the Financial Statements, or as set forth on the schedules hereto, and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, which would not, individually or in the aggregate, give rise to a Seller or Corporation material liability. Corporation does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the Business which would be required to be reflected in or reserved against on a consolidated balance sheet, or in the notes thereto, of the Corporation prepared in accordance with GAAP in the United States of America.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller:

6.1 Organization and Good Standing of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

6.2 Powers; Execution.

(a) Buyer has all requisite power and authority (i) to own and operate its assets; (ii) to conduct its business; and (iii) to execute, deliver and perform under this Agreement and all other agreements to be executed and delivered by Buyer pursuant to this Agreement (such other agreements, the "Buyer Ancillary Agreements"). The execution and delivery of this Agreement and the Buyer Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and this Agreement and the Buyer Ancillary Agreements will be as of Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally and general equity principles.

6.3 Breach of Statute or Contract.

(a) Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with the terms and provisions of this Agreement (a) will conflict with or result in a breach of any of the terms, conditions or provisions of any contract or other instrument to which Buyer is a party or by which Buyer is or may be bound or constitute a default there under, or (b) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Buyer.

(b) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Buyer of the transactions contemplated hereby. Except as set forth on Schedule 6.3(b), the transactions contemplated hereby will not require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any third party under the terms of any Contract or other instrument to which Buyer is a party or by which Buyer is bound.

6.4 No Litigation.

There is no pending or, to the knowledge of Buyer, threatened Litigation involving Buyer that questions the validity of this Agreement, or any action taken, or to be taken, by Buyer in connection with this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Buyer or by which Buyer is or may be bound which relates to the transactions contemplated by this Agreement.

ARTICLE VII

CONDUCT OF THE BUSINESS

7.1 Conduct of Business.

Sellers covenant and agree with Buyer that between the date of this Agreement and the Closing Date, except as provided on Schedule 7.1:

(a) Corporation will conduct its business in the ordinary course and in the same manner as heretofore conducted, subject to matters beyond its reasonable control.

(b) Corporation will maintain, or cause to be maintained, all insurance substantially as heretofore in effect.

(c) Without Buyer's prior written approval, no increase in either the base pay, commission rate, bonus or other compensation to any of the Employees will be announced, instituted or paid (except for normal increases and earned bonuses given in the ordinary course of business).

(d) Without prior notification to Buyer, no material contract or commitment related to the Corporation will be entered into by Sellers or Corporation; and (ii) without Buyer's prior written approval, no contract or commitment related to the Corporation will be entered into by Sellers outside of the ordinary course of business.

(e) (i) Without prior notification to Buyer, none of the Contracts will be terminated, extended or amended by Seller or Corporation in any material respect; and (ii) without Buyer's prior written approval, none of the Contracts will be terminated, extended or amended by Sellers or Corporation in any respect outside of the ordinary course of business.

(f) Sellers will notify Buyer of the withdrawal of any shareholder of Seller or the termination of any such membership by the Board of Directors of Sellers.

(g) Corporation will use commercially reasonable efforts to maintain the existing good condition and repair of all its assets.

(h) Corporation will not sell, transfer, license, otherwise dispose of (other than in the ordinary course of business), or create or permit to become effective any Encumbrance on, any of the assets, nor will Sellers agree or commit to do any of the foregoing.

(i) Upon receipt of actual knowledge thereof, Sellers will promptly advise Buyer of the commencement or threat against Seller of any material Litigation relating to or affecting Sellers or the Corporation or its Assets.

(j) Neither Sellers nor Corporation will, directly or indirectly, solicit, review, discuss, negotiate or otherwise consider or accept any inquiry or proposal relating to the sale of any of the Assets or the Stock of the Corporation.

For purposes of this Section 7.1 only, "outside of the ordinary course of business" means (i) not reflected in the operating budget of Seller, and (ii) not required by any governmental or regulatory authority.

7.2 <u>Access to Information</u>.

From the date of this Agreement to the Closing Date, Seller shall/has provide(d) Buyer and its representatives with reasonable access, during normal business hours and upon advance notice, to the Employees, books and records and operations of the Business for Buyer's continuing review of the Business and the preparation of an integration and transition plan for the Business.

7.3 <u>Public Statements</u>.

Prior to the Closing Date, no party hereto shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except as may be required by law.

7.4 <u>Litigation</u>.

Between the date hereof and the Closing Date, upon receipt of actual knowledge thereof, each party hereto will promptly advise the other party hereto of the commencement or threat of any Litigation relating to or affecting the transaction contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING; TERMINATION

8.1 Conditions to the Obligations of Buyer to Close.

The obligation of Buyer to close hereunder shall be subject to satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

(a) Each of the representations and warranties of Seller made in or pursuant to this Agreement shall be true and correct as of the Closing Date, except that such representations and warranties expressly made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all respects;

(b) Seller shall not be experiencing a Seller material adjustment event that could delay Closing.

(c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(d) Seller shall have obtained the third-party consents described on Schedule 8.1(d).

(e) Sellers shall have delivered, or caused to be delivered to Buyers, the Closing deliverables contemplated by Section 4.2.

8.2 Conditions to the Obligations of Seller to Close.

The obligations of Seller to close hereunder shall be subject to satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

(a) Each of the representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except that such representations and warranties expressly made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Buyer to be performed on or prior to Closing shall have been duly performed in all material respects.

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(c) Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, the Closing deliverables contemplated by Section 4.3.

8.3 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Sellers;

(b) if Buyer notifies Sellers on or prior to March 15, 2007, that it is not satisfied with the results of its due diligence review; or

(c) by either Buyer or Seller if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, (i) restraining, (ii) enjoining, (iii) prohibiting or (iv) otherwise preventing the parties from the practical realization of the benefits contemplated by this Agreement and all appeals and means of appeal there from have been exhausted, and, in the case of clause (iv), Buyer and Seller have used their respective best efforts to negotiate a mutually-satisfactory alternative, but have failed to reach an agreement on any such alternative.

8.4 Effect of Termination.

If this Agreement is terminated pursuant to Section 8.3(a) or Section 8.3(b) hereof, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto. In the event of any other termination, the parties shall retain any and all rights, claims or causes of action in existence at the time of such termination which are based upon, or arose incidental to a breach of any covenant, representation or warranty made hereunder.

ARTICLE IX

INDEMNITEES

9.1 Survival.

All of the representations, warranties, agreements and covenants contained in this Agreement shall be continuing and shall survive the Closing; provided that the representations and warranties of Seller contained in Article V and of Buyer contained in Article VI shall survive the Closing until the date that is two years after the Closing Date. Notwithstanding the preceding sentence, the expiration of any representation or warranty shall not be applicable to any claim as to which specific, written notice has been delivered to the other party prior to the applicable expiration date pursuant to Section 9.4.

9.2 General Indemnification by Seller.

Sellers agree, subject to the other provisions of this Article IX, to protect, defend, indemnify and hold harmless Buyer, its employees, representatives and affiliates and their respective successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses of any nature (including reasonable attorney's fees) resulting from or relating to any breach of any representation or warranty or non-fulfillment of any agreement or covenant on the part of Seller contained in this Agreement.

9.3 General Indemnification by Buyer.

Buyer agrees, subject to the other provisions of this Article IX, to protect, defend, indemnify and hold harmless Seller, its employees, representatives and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses of any nature (including reasonable attorney's fees) resulting from or relating to any breach of any representation or warranty or non-fulfillment of any agreement or covenant on the part of Buyer contained in this Agreement.

9.4 Notification of Claims.

The parties hereto shall provide each other with (a) written notice of all third party actions, suits, proceedings, claims, demands or assessments subject to the indemnification provisions of this Article IX (collectively, "Third Party Claims") brought at any time following the Closing Date within 30 days of the date such Third Party Claim arises, and (b) prompt written notice of all other claims or demands for indemnification pursuant to the provisions of this Article IX; provided, however, that the failure to provide timely notice shall not affect the indemnification obligations of any party except to the extent such party shall have been materially prejudiced as a result of such failure. The party against whom a Third Party Claim is brought shall make available to the indemnifying party all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice, subject to the indemnified party's right to participate in the defense. The indemnified party shall have the right to elect to join or participate in the defense of any Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event consent is so withheld, the indemnifying party shall have no liability in excess of the settlement amount for which consent was sought.

9.5 Mitigation, Etc.

Any party seeking indemnification for any damages for which it is entitled to seek indemnification shall use its best efforts to mitigate its damages in connection with such indemnity claim. The indemnification obligation of any party shall be adjusted so as to give credit to such party for (i) any tax benefits, to the party seeking indemnification, calculated at the marginal U.S. federal and state corporate tax rates, resulting from the claim for indemnification, except that tax benefits relating to timing differences shall be valued at net present value with a discount rate equal to the indemnified party's average cost of capital for the previous year, or (ii) any other recovery available to the party being indemnified, including, without limitation, insurance, net of any retro-premium adjustment or similar program or plan, and contractual or other rights to indemnification available from third parties.

ARTICLE X

COVENANT NOT TO COMPETE

10.1 Non-Competition.

Sellers agree, subject to the receipt of all required consideration as listed in Section 3.1, that at no time for a period of four (4) years after the date hereof shall such party, or any affiliate of such party, directly or indirectly, whether as owner, employee, consultant, representative, trustee, member, partner, proprietor or otherwise:

(a) Acquire an ownership interest in, work for, render advice or assistance to or otherwise engage in or enter into any aspects of the business of any "Competitor" (as defined below); or

(b) Contact, solicit or entice, or attempt to contact, solicit or entice, any "Customer" or "Supplier" of the Business so as to cause, or attempt to cause, any of said Customers or Suppliers not to do business with the Corporation or to purchase products or services sold by the Corporation or Buyer or any of its affiliates from any source other than the Buyer;

(c) Induce, or attempt to induce, any person who is then currently an employee of the Corporation to accept employment with a Seller, any affiliate of the Seller or a Competitor, or hire any person who is then currently an employee of the Buyer or Corporation; or

(d) Use or disclose directly or indirectly to any person outside of the Corporation or Buyer and its affiliates any information of a secret or confidential nature (but this restriction shall not apply to general "know-how" acquired in the conduct of the Corporation's business). For the purposes of this Agreement, the term "information of a secret or confidential nature" shall mean information of any nature and in any form:

(i) Which is the property of the Corporation, Buyer or any of its affiliates;

(ii) Which at the time or times concerned is not generally known to other persons engaged in business similar to those conducted by the Corporation, Buyer or any of its affiliates;

(iii) Which relates to any one or more of the aspects of the Corporation, Buyer or any of its affiliates' business; and,

(iv) Which confers, or tends to confer, a business advantage upon a party possessing such information.

Information of a secret or confidential nature may include, without limitation, proprietary trade secrets, customer lists, supplier lists, software and software source codes, internal price lists, manufacturing methods and financial data.

10.2 Definition.

For purposes of this Article X, the term "Competitor" shall mean any business, incorporated or otherwise, which sells products or provides services competitive with those sold or provided by the Business as of the date hereof, and the terms "Customer" and "Supplier" shall mean those persons or entities to whom or from which Seller sold or purchased or attempted to sell or to purchase assets used in or sold by the Business during the last twenty-four (24) months prior to the Closing Date. Notwithstanding the foregoing, nothing in this Article X shall be construed to prohibit Seller from doing business with any Competitor or Customer to the extent such matters are not competitive with the Corporation, Buyer or any of its subsidiaries.

10.3 Covenants Reasonable.

Each of Sellers acknowledges that he/she possesses valuable and unique information and experiences concerning the business of the Corporation and that any activities in violation of the provisions of this Article X would have a material and adverse effect upon the Corporation. Accordingly, Sellers acknowledge that the scope and substance of the covenants contained herein are fair and reasonable, have been bargained for in arms' length dealings, and do not deprive them / it or its affiliates of an opportunity to earn a livelihood.

10.4 Enforcement.

In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this Article X, Sellers acknowledge and agree that Buyer shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof. Seller further agrees that if any of the covenants set forth herein shall at any time be rendered invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

ARTICLE XI

FURTHER COVENANTS

11.1 Taxes.

All tax returns and reports of Corporation required to be filed after the Closing Date in respect to any period prior to or through the Closing Date will be duly and timely filed by Corporation and all Taxes upon Corporation which are due and payable in respect to such periods, will be paid by Corporation on or prior to Closing.

11.2 Further Assurances.

Upon the request and at the expense of Buyer, but without further consideration, Seller shall do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the efficient transferring, conveying and assigning to Buyer, or for aiding and assisting in the reducing to possession by Buyer, of any of the Assets.

11.3 Expenses and Finder's Fees.

Sellers, on the one hand, and Buyer, on the other hand, shall each bear their own expenses incurred in connection with the negotiation, execution and performance of this Agreement. The parties each represent and warrant that they have not engaged or dealt with any broker, investment banker, finder, or agent so as to create or incur any obligation for any brokerage fees, finder's fees or other commissions in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE XII

GENERAL

12.1 Waiver.

Any failure of any of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other party. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

12.2 Notices.

All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 12.2:

If to Sellers, to:	Alfred and Andrea Fleming 18702 MacGill Avenue Port Charlotte, FL 33948
	Melissa Fleming, Administrator 18614 Ackerman Avenue Port Charlotte, FL 33948
If to Buyer, to:	Innova Robotics and Automation, Inc 15870 Pine Ridge Road, #3 Fort Myers, Florida 33908 ATTENTION: Kenneth Vanden Berg
with a copy to:	Linda Robison 2659 West Gulf Drive, Unit B-102

Sanibel, FL 33948

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

12.3 No Third Party Beneficiaries.

Neither this Agreement nor any provision hereof, nor any Schedule hereto or document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

12.4 Headings.

Captions and paragraph headings used herein are for convenience only, are not a part of this Agreement and shall not be used in construing it.

12.5 Entire Agreement.

The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement, together with the Schedules and the other agreements and documents referred to herein, embodies the entire understanding of the parties hereto and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof; except as specifically referenced herein. This Agreement may be amended or modified only by a written instrument signed by the parties. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.

12.6 Counterparts.

This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.7 Assignability.

None of the parties hereto may assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Any impermissible attempted assignment of this Agreement without such prior written consent shall be void.

12.8 Successors and Assigns.

This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

12.9 Remedies.

The parties acknowledge that either party's breach of any provision of this Agreement will cause substantial, irreparable harm to the other party, which cannot be adequately compensated by monetary damages alone. In the event of either party's violation or threatened violation of any provision of this Agreement, such party agrees that the other party, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief by injunction or otherwise from any court of competent jurisdiction.

12.10 Governing Law.

The parties hereto have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the substantive laws of the State of Florida without giving effect to principles of conflicts of law there under.

12.11 Construction.

The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of which were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of *contra proferentum.*

IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.

Alfred Fleming

Andrea Fleming

Innova Robotics and Automation, Inc.

BY: Walter K. Weisel, President

EXHIBITS

A – Assignment Separate from Certificate

B - Promissory Note

C – Alfred Fleming Employment Agreement

SCHEDULES

5.3(b)	Breach of Contract None
5.4	Litigation None
5.6(b)	Financial Statements Provided and Attached
5.7(a)	Exceptions to Title to Tangible Personal Assets None
5.8	Contracts None
5.9	Intellectual Property Included in Due Diligence Files
5.10	Insurance Included in Due Diligence Files
5.11	Related Party Transactions None
5.12	Employees Andrea Fleming Melissa Fleming Alfred Fleming
5.13	Tax Returns & Payments Included in Due Diligence Files
5.16	Computer Software No Proprietary. Balance is all standard Commercial
7.1	Conduct of Business As Agreed herein.
8.1(d)	Seller's Third-Party Consents None Required.

COPY

EXHIBIT B

PROMISSORY NOTE

$100,000.00 Fort Myers, Florida
March 16, 2007

FOR VALUE RECEIVED, Innova Robotics and Automation, Inc. ("Maker"), a Delaware corporation, promises to pay to Alfred Fleming and/or Andrea Fleming. ("Payee"), whose address is 18702 MacGill Ave., Port Charlotte, FL 33948, the sum of One Hundred Thousand Dollars ($100,000.00. Principal in the amount of $50,000.00 shall be due and payable on September 16, 2007 and March 16, 2008.

1. Payment. Payment of principal hereon shall be made at the address of Payee, or at any other place Payee designates in writing from time to time, and shall be in lawful money of the United States of America.

2. Acceleration of Payment. The entire principal amount hereof shall immediately become due and payable (without demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which Maker hereby waives) if:

a. Maker fails to pay when due any installment of principal on this Promissory Note and such failure continues for a period of seven (7) days;

b. Maker defaults in the performance of, or compliance with, any other term, provision, covenant, or condition of this Promissory Note, or of any other agreement with Payee, and the default or noncompliance is not remedied to Payee's satisfaction within thirty (30) days after Payee gives Maker written notice of the default or noncompliance;

c. Maker suspends payment of its obligations, or admits in writing to his inability to pay its debts generally as they become due;

d. Maker makes an assignment for the benefit of creditors, or a trustee or receiver of Maker or of a substantial portion of its assets is appointed, and the trustee or receiver is not discharged within sixty (60) days;

e. Any proceeding involving Maker is voluntarily commenced by Maker under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, or a proceeding of this nature is involuntarily instituted against Maker, and Maker by any action indicates its approval of, or consent to, or acquiescence in, the proceeding, or the proceeding remains un-dismissed for sixty (60) days; or

f. A final judgment for the payment of money is rendered against Maker, and Maker does not discharge the judgment or procure a stay of the execution thereof within thirty (30) days after the date of entry and service of a copy of the judgment, or cause execution of the judgment to be stayed during an appeal.

3. Costs of Collection. If Maker fails to make timely the payments required hereby, Maker shall pay all cost of collection when incurred including, without limitation, actual attorneys' fees and expenses and court costs. Such costs will be added to the balance of principal and interest then due.

4. Failure or Delay Non-Waiver. Failure of the holder hereof to assert any right contained herein, or delay in asserting any such right, shall not be deemed a waiver of that right.

5. Waiver of Procedural Defenses. Maker waives demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand in connection with this Promissory Note.

6. Modifications. This Note may not be changed, modified or amended, or terminated, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement thereof is sought.

7. Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

8. Promises Binding. This Note shall be binding upon Maker and Maker's successors, and assigns.

Innova Robotics and Automation, Inc.

BY: Walter K. Weisel

Walter M. Weisel, President

EXHIBIT C

EMPLOYMENT AGREEMENT ALFRED FLEMING

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("**Agreement**") is made and entered into as of this 16th day of March, 2007, by and between Alfred Fleming (the "**Executive**") and Altronics Services, Inc., a Florida corporation (the "**Company**").

R E C I T A L S:

A. Company is in the primary business of electronic motion control devices.

B. Executive has certain business and technical experience that the Company believes to be valuable to it.

C The Company desires to employ the Executive and the Executive desires to accept such employment.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

1. Employment and Duties. On the terms and subject to the job conditions set forth in this Agreement, the Company shall employ the Executive as a Vice President, and to perform such duties as are consistent with such position as may be assigned, from time to time, by the President of the Company and the Board of Directors, and to render such additional services and discharge such other responsibilities as the Company or any of its Affiliates may, from time to time, stipulate.

2. Performance. The Executive accepts the employment described in Paragraph 1 of this Agreement and agrees to devote all of his business time and efforts to the faithful and diligent performance of the services described therein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate.

The Executive accepts the engagement described in Section 1 of this Agreement and agrees to devote all of Executive's business time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and supporting activities as the Company or Affiliates may, from time to time, stipulate. The Company understands that it is the desire of Employee to decrease the level of responsibility and time required on the job over the term of this agreement. In light of this, the Company shall make every effort possible through the addition of other employees, to get to a point in time where the day to day responsibilities of Employee are transferred to other employees of the Company. At this point in time Employee shall have the option to terminate this Employment agreement and to enter into a Consulting agreement if Employee and Company agree to this. The change of status from an employee to a consultant removes the principle benefits associated with employment with the Company, many of which are

spelled out herein.

3. Term. The term of employment under this Agreement is effective as of March 16, 2007 (the "**Commencement Date**") and shall remain in effect for a period of three (3) years from the date Executive first became an Executive, ending on March 15, 2010 (the "**Termination Date**") (and each subsequent one year anniversary, if extended, as provided herein shall also be referred to herein as a Termination Date) unless sooner terminated hereunder (the "**Employment Period**"). This Agreement shall be automatically extended each year for an additional one (1) year period unless terminated by either party by giving written notice to the other no less than thirty (30) days prior to the Termination Date.

4. Compensation.

a. Salary. During the Term, the Company shall pay the Employee a salary in the amount of Six Thousand Two Hundred Fifty Dollars ($6,250.00) per month, payable monthly in accordance with regular payroll practices. The Company has twenty-six (26) pay periods in a calendar year. This equates to Seventy-Five Thousand Dollars ($75,000.00) annually.

b. Stock Options. Employee will be issued stock options according to the Company's executive level stock option schedule, and these will vest over the three year term of this agreement. Employee will be provided a copy of the Stock Option Plan that governs the Company's stock options. These will be granted at the time of executing this agreement and will have the value assigned them in accordance to the Company's stock trading value at the close of the day of the execution of this agreement.

c. Bonus. Employee is eligible for the Company's employee bonus program. The amount of bonus earned is determined by many variables that are used by the Company's senior management in determining the amounts to be distributed to each participant. Some of the variables related to profitability, attaining growth targets, attaining or exceeding budgeted expectations, quality of delivered products, and customer satisfaction.

d. Paid Time Off.. The Employee shall have four (4) weeks of paid time off (PTO) in each twelve month period earning such PTO pro-rata during the twelve month employment period beginning on the Commencement Date. The Company's employee handbook spells out in detail how this is earned and what it can be used for. A copy of the Company's handbook has been delivered to Employee at the time of execution of this agreement.

5. Benefits. The Employee shall be eligible for such benefits as are offered to other Employees of the Company in similar positions and on such terms as the Company shall determine in its sole discretion which as of the current date includes an Employee medical program which includes health, dental, prescription and vision coverage.

6. Location. The Employee shall perform the duties required of him at the office of the Company located initially in Port Charlotte, Florida as designated by the Company or at such other locations as the Company may specify from time to time.

7. Surrender of Properties. Upon termination of the Executive's employment with the Company, regardless of the cause therefore, the Executive shall promptly surrender to the Company all property provided Executive by the Company for use in relation to Executive's Employment, and, in addition, the Executive shall surrender to the Company any and all business plans, marketing, sales, system integrators, production, financial and tax records, accounting and budget work papers, correspondence relating to SEC or legal matter, any other materials related to financial or SEC matters, sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, software files, listings, copies of Windows® software, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

8. Confidentiality of Information; Duty of Non-Disclosure.

(a) The Executive acknowledges and agrees that Executive's Employment by the Company under this Agreement necessarily involves Executive's understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Executive agrees that at all times after the date of this Agreement at all times Executive will not, directly or indirectly, without the express written consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for Executive any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its trade secrets, business plans, clients, services, products, earnings, finances, manufacturing, operations, suppliers, methods or other activities, ("**Proprietary Information**"); provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that Executive shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, business plans or any copies thereof, or any information or instruments derived there from, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his employment by the Company except as disseminated to the public at large or industry generally. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 8 shall survive Executive's employment and the termination of this Agreement.

(b) The Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of Executive's covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

9. Inventions, Designs and Secrecy. Except as otherwise provided in this Section 9, the Executive: (a) shall hold in a fiduciary capacity for the benefit of the

Company all secret or confidential information, knowledge, or data of the Company or its business operations obtained by the Executive during Executive's employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his employment by the Company and after the termination of such Employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company; (b) shall promptly disclose to the Company all designs, inventions, software programs, ideas, devices, and processes made or conceived by Executive alone or jointly with others, from the time of entering the Company's employment until such employment is terminated and within the six (6) month period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company's business or production operations or resulting from or suggested by any work which the Executive may have done for the Company or at its request; (c) shall, at all times during his Employment with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents or copyrights on such software programs, inventions, ideas, devices and processes including without limitation software code, software, and software files and listings to be used with industrial automation and industrial robots, whether or not patented; trademarked, or copyrighted and (d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such designs, inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (a) the design or invention related to (i) the business of the Company or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the design, software or invention results from any work performed by the Executive for the Company. The Executive acknowledges Executive's prior receipt of written notification of the limitation set forth in the preceding sentence and the Executive's obligation to assign or offer to assign to the Company the Executive's rights in designs and inventions.

10. Covenant Not to Compete.

(a) During Employment Period. During the Employment Period, the Executive shall not engage his services for a firm or business that directly or indirectly competes with the business activities of the Company and its subsidiaries, nor engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Company.

(b) Following Termination of Employment Period. Within the three (3) year period immediately following the later of the end of the Employment Period or termination of the Executive's Employment with the Company, for any reason except as set forth below, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (a) engage in or in

any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the business of the Company being conducted at the time of such termination anywhere in the United States, and any other area in which the Company is, or reasonably contemplating, doing business at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by the Company, or any prospective customer identified by or on behalf of the Company, during the Executive's Employment with the Company; or (c) solicit any person then or previously employed by the Company to join the Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the business of the Company being conducted at the time of such termination. For purposes of this Agreement, the business is deemed to be motion control management of industrial equipment via electronics and software, and the repair and replacement of electronics in this market, and that all such software and hardware is owned and shall be exclusively owned by the Company.

The covenants contained in this Paragraph 10 shall survive the termination of Executive's employment under this Agreement.

11. Severability. The covenants of the Executive contained in Sections 8, 9, and 10 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

12. Termination.

(a) Termination for Just Cause. The Company shall have the option to terminate the Employment Period, effective immediately upon written notice of such termination to the Executive, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (a) the death or permanent total disability of the Executive or Executive's absence from active Employment by reason of illness or incapacity for a period of sixty (60) consecutive days; (b) the breach by the Executive of Executive's covenants under this Agreement; (c) the commission by the Executive of theft or embezzlement of Company property or other acts of dishonesty; (d) the commission by the Executive of a crime resulting in injury to the business, property or reputation of the Company or any affiliate of the Company or commission of other significant activities harmful to the business or reputation of the

Company or any affiliate of the Company; (e) the willful refusal to perform or substantial neglect of the activities to be performed by the Executive pursuant to Section 1_ hereof; or (f) termination of the business of the Company for any reason.

Upon termination of the Employment period for Just Cause, the Executive shall have no rights to any future fees for any period beyond the effective date of termination.

(b) Termination without Just Cause. If the Employment Period is terminated by the Company without Just Cause after the first six months of employment, the Executive shall receive a payment equal to one month salary times the number of years of his employment.

If Executive is terminated for Just Cause or during the first six months of employment, Executive shall be entitled only to reimbursement for Benefits and Salary accrued but unpaid through the date of termination and shall receive no amount for severance.

13. Indemnification. The Company agrees to indemnify and hold harmless Executive to the full extent of the law, from and against all losses, claims, damages, judgments, liabilities and penalties, fines and amounts paid in settlement actually and reasonably incurred by Executive, or on Executive's behalf, in connection with any proceeding or any claim, issue or matter therein. Expenses shall include all attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being preparing to be a witness in a proceeding. Expenses shall include expenses incurred in connection with any appeal resulting from any proceeding, supersede as bond, or other appeal bond or its equivalent.

14. General Provisions.

(a) Goodwill. The Company has invested substantial time and money in the development of its products and services, soliciting clients and creating goodwill. By accepting this Employment Agreement with the Company, the Executive acknowledges that the customers are the customers of the Company and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

(b) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party there under entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address as set forth in the records of the Company.

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date which is three (3) days after its mailing.

(c) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors or upon the Executive unless made in writing and signed by Executive. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by the Executive of the breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by Company.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Executive's duties and payment as an Executive to the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to Executive's Employment except as set forth herein.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida. The Parties acknowledge and agree that any dispute resolution regarding the Executive's employment shall be adjudicated in any Federal court located in Fort Myers, Florida USA, unless otherwise mutually agreed by the parties.

(f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(g) Assignment. The Executive may not under any circumstances delegate any of Executive's rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company.

(h) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover its or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

EXECUTIVE:

Alfred Fleming

COMPANY:
Altronics Services, Inc.

By:
Its: President

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, Andrea Fleming, an individual residing in the state of Florida, a does hereby sell, assign and transfer unto Innova Robotics and Automation, Inc., 185 Shares, Common of the Capital Stock of Altronics Services, Inc.(the "Corporation"), standing in his/her name on the books of said Corporation, represented by the certificate numbers 2, 3 and 6, attached hereto and made a part hereof, and does hereby irrevocably constitute and appoint Sheri Aws, the Secretary of Innova Robotics & Automation, Inc. as attorney to transfer the said shares on the books and records of the Corporation with full power of substitution in the premises.

Dated: March 16, 2007

Andrea Fleming

Andrea Fleming
PRINT NAME

WITNESS:

Iniavette Ramirez
Commission #DD370027
Expires: Nov 08, 2008
Bonded Thru
Atlantic Bonding Co., Inc.

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, Alfred Fleming, an individual residing in the state of Florida, a does hereby sell, assign and transfer unto Innova Robotics and Automation, Inc., 95 Shares, Common of the Capital Stock of Altronics Services, Inc.(the "Corporation"), standing in his/her name on the books of said Corporation, represented by the certificate number 4, attached hereto and made a part hereof, and does hereby irrevocably constitute and appoint Sheri Aws, the Secretary of Innova Robotics & Automation, Inc. as attorney to transfer the said shares on the books and records of the Corporation with full power of substitution in the premises.

Dated: March 16, 2007

Alfred Fleming

ALFRED FLEMING
PRINT NAME

WITNESS:

Iniavette Ramirez

NOTARY PUBLIC STATE OF FLORIDA

Iniavette Ramirez
Commission #DD370027
Expires: Nov 08, 2008
Bonded Thru
Atlantic Bonding Co., Inc.